Exhibit 21

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

Subsidiaries of the Registrant

(All are Delaware entities unless otherwise indicated)

US Oncology, Inc.

AccessMed Holdings, LLC

AccessMed, LLC

US Oncology Corporate, Inc.

AOR Real Estate, LLC

RMCC Cancer Center, LLC

AOR Management Company of Indiana, LLC

AOR Holding Company of Indiana, LLC

AOR of Indiana Management Partnership

AOR Management Company of Missouri, LLC

AOR Management Company of Arizona, LLC

AOR Management Company of Oklahoma, LLC

AOR Management Company of Pennsylvania, LLC

AOR Management Company of Virginia, LLC

AOR of Texas Management, LLC (1)

AORT Holding Company, Inc.

AOR Synthetic Real Estate, LLC

Physician Reliance Network, LLC

US Oncology Research, LLC (1)

Physician Reliance, LLC (1)

Iowa Pharmaceutical Services, LLC

New Mexico Pharmaceutical Services, LLC

North Carolina Pharmaceutical Services, LLC

SelectPlus Oncology, LLC

Nebraska Pharmaceutical Services, LLC

US Oncology Pharmaceutical Services, LLC

East Indy CC, LLC (2)

Greenville Radiation Care, Inc.

St. Louis Pharmaceutical Services, LLC

Texas Pharmaceutical Services, LLC

TOPS Pharmacy Services, Inc. (1)

Cancer Treatment Associates of Northeast Missouri, Ltd., LP

Southeast Texas Cancer Centers, LP (1)

AOR Real Estate of Greenville, LP

KCCC JV, LLC

Oregon Cancer Center, Ltd. (4)

Colorado Cancer Centers, L.L.C.

The Carroll County Cancer Center, LP (3)

MDH-USO Management Company, LP

MDH-USO General, LLC

Metropolitan Integrated Cancer Care, LCC

Pharmacy Holdings, LLC

US Oncology Specialty, LP

Oncology Rx Care Advantage, LP

US Oncology Integrated Solutions, LP

Oncology Today, LP

USON Insurance Company

USON Risk Retention Company, Inc.

US Oncology Reimbursement Solutions, LLC

Oncology, LLC

Unity Oncology, LLC

(1)	Organized in the State of Texas

(2)	Organized in the State of Indiana

(3)	Organized in the State of Maryland

(4)	Organized in the State of Oregon